EXHIBIT 10.1

SENIOR SUBORDINATED CONVERTIBLE LOAN AND SECURITY AGREEMENT

THIS SENIOR SUBORDINATED CONVERTIBLE LOAN AND SECURITY AGREEMENT (this “Agreement”) is made and entered into as of the 11th day of February, 2016 by and between Blonder Tongue Laboratories, Inc., a Delaware corporation (the “Company”), R.L. Drake Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Drake” and, collectively with the Company, “Borrower”), and Robert J. Pallé and Carol M. Pallé, jointly and severally (collectively, “Lender”).

BACKGROUND

A. Borrower has requested that Lender extend a certain credit facility to Borrower, which Lender is willing to do on the terms set forth herein.

B. Capitalized terms used herein will have the meanings set forth therefor in Section 1 of this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any extensions of credit now or hereafter made to or for the benefit of Borrower by Lender, the parties hereto, intending to be legally bound hereby, agree as follows:

1	DEFINITIONS.

1.1 Defined Terms.  The following words and phrases as used in capitalized form in this Agreement, whether in the singular or plural, shall have the meanings indicated:

(a) “Accreted Principal Amount” means, at any time, the outstanding principal amount of the Term Loan, including the aggregate amount of all Advances as well as all PIK Interest added thereto.

(b) “Additional Shares of Common Stock” shall be as defined in Section 4.4(e)(ii).

(c) “Advance” means any extension of credit by Lender to Borrower under the Term Loan, including, without limitation, the December Advance.

(d) “Advance Request” shall be as defined in Section 2.3.

(e) “Affiliate” as to any Person, means (i) each other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person in question and (ii) any person who is an officer, director, member, manager or partner of (A) such Person, (B) any Subsidiary of such Person, or (C) any Person described in the preceding clause (i).

(f) “Basic Interest Rate” shall be as defined in Section 3.1.

(g) “Borrower” means the Company and Drake, both individually and collectively (as applicable), and shall include all permitted successors and assigns of such Persons.

(h) “Business Day” means any day except a Saturday, Sunday or other day on which money center commercial banks located in New York, New York are authorized by law to close.

(i) “Cash Interest” shall be as defined in Section 4.1.

(j) “Collateral” shall be as defined in Section 5.3.

(k) “Common Stock” shall be as defined in Section 4.4(a).

(l) “Company” shall have the meaning given such term in the introductory paragraph of this Agreement and shall include all permitted successors and assigns of such Person.

(m) “Contingent Convertible Portion” shall be as defined in Section 4.4(b).

(n) “Contract Period” means the period of time commencing on the date hereof and continuing through and including the Final Maturity Date, subject to acceleration as provided herein following any Event of Default.

(o) “Conversion Price” shall be as defined in Section 4.4(a).

(p) “Corporation” means a corporation, partnership, limited liability company, trust, unincorporated organization, association, joint stock company or joint venture.

(q) “December Advance” means and refers to the $100,000 loan extended by the Lender to the Company on December 24, 2015, and intended to constitute an Advance hereunder, entitled to all of the rights and benefits of this Agreement, including without limitation the security interests, accrual of interest and conversion rights described herein and applicable to all Advances under the Term Loan.

(r) “Default” means any event which with the giving of notice, passage of time or both, could constitute an Event of Default.

(s) “Drake” shall have the meaning given such term in the introductory paragraph of this Agreement and shall include all permitted successors and assigns of such Person.

(t) “Effective Price” shall be as defined in Section 4.4(e)(ii).

(u) “Event of Default” means each of the events specified in Section 9.1.

(v)  “Final Maturity Date” shall be as defined in Section 4.2.

(w) “GAAP” means generally accepted accounting principles in the United States of America, in effect from time to time, consistently applied and maintained.

(x) “Indebtedness”, as applied to a Person, means:

(i) all items (except items of capital stock or of surplus) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined;

(ii) to the extent not included in the foregoing, all indebtedness, obligations, and liabilities secured by any mortgage, pledge, lien, conditional sale or other title retention agreement or other security interest to which any property or asset owned or held by such Person is subject, whether or not the indebtedness, obligations or liabilities secured thereby shall have been assumed by such Person; and

(iii) to the extent not included in the foregoing, all indebtedness, obligations and liabilities of others which such Person has directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), sold with recourse, or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

(y) “Interest Payment Date” shall be as defined in Section 4.1.

(z) “Initial Advance” shall be as defined in Section 2.1.

(aa) “Lender” shall have the meaning given such term in the introductory paragraph of this Agreement and shall include all permitted successors and assigns of such Person(s).

(bb) “Lender Indebtedness” means all Indebtedness of Borrower to Lender, whether now or hereafter owing or existing, including, without limitation, all obligations under the Loan Documents, all other obligations or undertakings now or hereafter made by or for the benefit of Borrower to or for the benefit of Lender under any other agreement, promissory note or undertaking now existing or hereafter entered into by Borrower with Lender, together with all interest and other sums payable in connection with any of the foregoing.

(cc) “Loan Documents” means this Agreement, the Subordination Agreement and all other documents, executed or delivered by Borrower or any other Person pursuant to this Agreement or in connection herewith, as they may be amended, modified or restated from time to time.

(dd) “Mortgage” means that certain Mortgage and Security Agreement, dated on or about the date of this Agreement, between the Company and Lender, granting to Lender a mortgage lien on the Mortgaged Property.

(ee) “Mortgaged Property” means and refers to the premises situate at One Jake Brown Road, Old Bridge NJ 08857 and all improvements thereon and all rights, licenses, permits and approvals relating thereto, together with an assignment of all rents and leases related thereto.

(ff)  “NYSE MKT Threshold” shall be as defined in Section 4.4(b).

(gg) “Person” means an individual, a Corporation or a government or any agency or subdivision thereof, or any other entity.

(hh) “PIK Interest” shall be as defined in Section 4.1.

(ii) “Requested Advance Date” shall be as defined in Section 2.3.

(jj) “Santander” means Santander Bank, N.A.

(kk) “Santander Credit Agreement” means the Revolving Credit, Term Loan and Security Agreement dated August 6, 2008 between the Company and Santander, as amended.

(ll) “Senior Indebtedness” means (i) the Indebtedness of Borrower and/or one or more of Borrower’s Affiliates owed to Santander under the Santander Credit Agreement, (ii) any Indebtedness of Borrower and/or one or more of Borrower’s Affiliates that may arise under, out of, or in connection with any obligation of any of such entities to commercial lenders for money advanced to any of such entities and (iii) any renewal, replacement or refinancing of any of the foregoing, in each case whether or not such Indebtedness is expressly subordinated hereto.

(mm) “Senior Indebtedness Debt Cap” means  the sum of (a) the aggregate principal amount of Senior Indebtedness (including the undrawn or unreimbursed amount of all letters of credit constituting Senior Indebtedness up to the sum of Six Million Dollars ($6,000,000) plus (b) the amount of all overadvances by the holder of Senior Indebtedness, up to $1,000,000; plus (c) 85% of all Eligible Receivables, plus (d) 50% of all Eligible Inventory (as such terms are defined in the Santander Credit Agreement or any subsequent credit agreement memorializing Senior Indebtedness) acquired in connection with any acquisition by Borrower of the assets of a person that is not a Borrower; plus (e) amounts in respect of accrued, unpaid interest, fees and expenses attributable to the items described in clauses (a) through (d) above.

(nn) “Subordination Agreement” means the Subordination Agreement dated on or about the date hereof between Lender and Santander or between Lender and any subsequent holder of Senior Indebtedness.

(oo) “Subsidiary” means a Corporation (i) which is organized under the laws of the United States or any State thereof, or any other county or jurisdiction, (ii) which conducts substantially all of its business and has substantially all of its assets within the United States and (iii) of which more than fifty percent (50%) of its outstanding voting stock of every class (or other voting equity interest) is owned by Borrower or one or more of its Subsidiaries.

(pp) “Supplemental Interest’ means cash interest at the rate of five percent (5%) per annum, paid in addition to Base Rate Interest, on the outstanding amount of the Contingent Convertible Portion of the Term Loan, in accordance with Section 3.1.

(qq) “Supplemental Interest Commencement Date”, shall be as defined in Section 4.4(b).

(rr) “Term Loan” shall be as defined in Section 2.1.

(ss) “Undrawn Availability” at a particular date means an amount equal to (i) $600,000.00, minus (ii) the aggregate amount of all Advances made under the Term Loan as of such date.

1.2 Accounting Terms.  As used in this Agreement, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined elsewhere in this Agreement shall have the respective meanings given to them under GAAP.

1.3 UCC Terms.  All terms used herein and defined in the Uniform Commercial Code as in effect in the State of Delaware from time to time shall have the meanings given therein unless otherwise defined herein.

2	THE TERM LOAN; USE OF PROCEEDS.

2.1 Term Loan.  Lender will establish for Borrower for and during the Contract Period, subject to the terms and conditions hereof, a convertible, delayed draw term loan facility (the “Term Loan”) pursuant to which (i) on the closing date hereunder or within one Business Day thereafter, Lender will make an initial advance to Borrower, which taken together with the December Advance, will be in the aggregate amount of $200,000 (the “Initial Advance”), and from time to time thereafter, upon the request of Borrower, Lender will make additional Advances to Borrower in an aggregate amount, which, taken together with the Initial Advance, do not exceed $600,000.  The Term Loan is not a revolving loan, so that if Borrower repays all or any portion of the Term Loan at any time, such amount so repaid may not be re-borrowed.  The Term Loan shall be subject to all terms and conditions set forth in all of the Loan Documents, which terms and conditions are incorporated herein.

2.2 Use of Proceeds.  Borrower agrees to use Advances under the Term Loan for working capital and general corporate purposes.

2.3 Method of Advances. On any Business Day, Borrower may request an Advance by delivering to Lender a written request therefor (each an “Advance Request”), which Advance Request may be submitted by the Chief Financial Officer of the Company, subject to the prior approval of the Chief Executive Officer of the Company; provided, however, if (a) the Chief Executive Officer is unavailable for a period of more than 24 hours from the time an Advance Request is proposed to be delivered by the Chief Financial Officer or (b) the Chief Executive Officer determines not to approve an Advance Request proposed to be delivered by the Chief Financial Officer, then under either of such circumstances, the Advance Request proposed by the Chief Financial Officer may be presented to the Board of Directors of the Company for its consideration and approval (either at a meeting or by consent in writing of a majority of the Board), which, if given, would supersede any failure of approval or disapproval by the Chief Executive Officer.  Each such request shall specify (i) the amount of the requested Advance, which shall be at least $50,000.00 or, if less, the current amount of Undrawn Availability, and (ii) the date (the “Requested Advance Date”) upon which Borrower desires Lender to fund the Advance, which date shall be at least one (1) Business Day subsequent to Lender's receipt of the Advance Request.  Any Advance Request made after 1:00 p.m. on any Business Day shall be deemed to be made on the next following Business Day.  Following Lender's receipt of an Advance Request, Lender will make the requested Advance on the Requested Advance Date, by transferring immediately available funds via wire transfer or ACH transfer to an account previously designated to Lender in writing by Borrower.

3	INTEREST.

3.1 Interest Rate.  Interest on outstanding Advances will accrue from the date of advance until final payment (or conversion, as contemplated by Section 4.4 below) thereof, at the rate of twelve percent (12%) per annum (the “Basic Interest Rate”),  which interest may be paid as Cash Interest or as PIK Interest, in the discretion of Borrower, as more fully contemplated by Section 4.1 below.  If following receipt by the Company of a Notice of Conversion with respect to the Contingent Convertible Portion of the Term Loan, conversion thereof into Common Stock has not occurred on or prior to the Supplemental Interest Commencement Date, then Supplemental Interest will accrue on the outstanding Contingent Convertible portion of the Term Loan from the Supplemental Interest Commencement Date until final payment (or conversion, as contemplated by Section 4.4 below) thereof, as more fully contemplated by Section 4.1 below.  Interest will be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

3.2 Limitation of Interest to Maximum Lawful Rate.  In no event will the rate of interest payable hereunder exceed the maximum rate of interest permitted to be charged by applicable law (including the choice of law rules) and any interest paid in excess of the permitted rate will be refunded to Borrower.  Such refund will be made by application of the excessive amount of interest paid against any sums outstanding hereunder and will be applied in such order as Lender may determine.  If the excessive amount of interest paid exceeds the sums outstanding, the portion exceeding the sums outstanding will be refunded in cash by Lender.  Any such crediting or refunding will not cure or waive any default by Borrower.  Borrower agrees, however, that in determining whether or not any interest payable hereunder exceeds the highest rate permitted by law, any non-principal payment, including without limitation prepayment fees and late charges, will be deemed to the extent permitted by law to be an expense, fee, premium or penalty rather than interest.

4	PAYMENTS AND CONVERSION.

4.1 Interest Payments.  Accrued interest shall be due and payable monthly in arrears on the first day of each calendar month (an “Interest Payment Date”) commencing on the first day of the first calendar month following the date of the initial Advance to Borrower hereunder.  Interest will be payable in-kind (“PIK Interest”) on the Accreted Principal Amount of the Term Loan by the automatic increase of the principal amount of the Term Loan on each Interest Payment Date by the amount of accrued interest payable at that time.  Notwithstanding the foregoing, at the option of Borrower, Borrower may pay interest in cash (“Cash Interest”) on any one or more Interest Payment Dates in lieu of PIK Interest.  Supplemental Interest if due and payable, shall be due and payable monthly in arrears on each Interest Payment Date commencing on the Supplemental Interest Commencement Date.

4.2 Principal Payments.  If not paid earlier (or converted into Common Stock as contemplated by Section 4.4), Borrower will pay the entire Accreted Principal Amount of the Term Loan, and any other sums due pursuant to the terms hereof, on the third anniversary of the date of this Agreement (the “Final Maturity Date”).

4.3 Prepayment. Borrower may prepay all or any part of the amounts due on the Term Loan at any time without any premium or penalty, following delivery of not less than five (5) Business Days prior written notice to Lender.  All prepayments will be applied to the regularly scheduled payments in the inverse order in which they are due.

4.4           Conversion.

(a)           Subject to Section 4.4(b) below, at any time Lender may convert all but not less than all (unless prior written consent of Borrower is obtained) but in no event in excess of the NYSE MKT Threshold, of the Accreted Principal Amount of the Term Loan plus any accrued and unpaid interest into shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) at a conversion price (the “Conversion Price”) equal to $0.54 per share (subject to adjustment as provided below), by delivering written notice thereof to the Company.  Such notice of conversion or any subsequent notice of conversion (each, a “Notice of Conversion”) shall be irrevocable once given and shall specify the amount of the Term Loan intended to be converted.  The Company shall effect such conversion as promptly as practicable following its receipt of such Notice of Conversion (such date the “Conversion Date”) and interest on the portion of the Term Loan so converted shall cease to accrue on such Conversion Date.

(b)           Notwithstanding anything herein to the contrary, initially Lender’s conversion rights under this Section 4.4 shall be limited to a maximum number of shares of Common Stock that will not cause the ownership of the Company by Lender to reach or exceed the “change in control” threshold amount under Section 713(b) of the NYSE MKT Rules, as amended from time to time, so long as such Rules continue to be applicable to the Company (the “NYSE MKT Threshold”).  The Company will, at its sole cost and expense, include within the agenda for its annual meeting of stockholders to be held in 2016, a proposal for stockholder approval of the transactions contemplated by this Agreement, including the conversion of the entire amount of the Term Loan (including, without limitation, the portion of the outstanding Term Loan that would cause the ownership of the Company by Lender to exceed the NYSE MKT Threshold (the “Contingent Convertible Portion”)) into shares of Common Stock at the Conversion Price.  If the Company is unable to obtain  stockholder approval or otherwise take alternative steps necessary to permit conversion of the Contingent Convertible Portion within fifteen (15) Business Days after the later of (i) the date of such annual meeting of stockholders, or (ii) the date on which Lender delivers a Notice of Conversion with respect to the Contingent Convertible Portion of the Term Loan to the Company (the “Supplemental Interest Commencement Date”), then the Company will be required to pay to Lender Supplemental Interest on such Contingent Convertible Portion of the Term Loan as provided in Section 3.1 above.

(c)           The Company covenants and agrees that the shares of Common Stock that may be issued upon the exercise Lender’s conversion rights hereunder will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof.  The Company further covenants and agrees that the Company will at all times during the time that principal or interest is owed pursuant to this Agreement, have authorized and reserved, free from preemptive rights, a sufficient number of shares of its Common Stock to provide for the conversion rights set forth herein.  If at any time while Lender has conversion rights hereunder, the number of authorized but unissued shares of Common Stock shall not be sufficient to permit conversion of amounts owed hereunder, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(d)           Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, and in lieu of any fractional shares which would otherwise be issuable, the Company shall issue the next lowest whole number of shares of Common Stock.

(e)           (i)           In the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, splits, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the Conversion Price shall be correspondingly adjusted to give Lender, on exercise for the same aggregate Conversion Price, the total number, class, and kind of shares as Lender would have owned had the Term Loan been converted prior to the event and had the Lender continued to hold such shares until after the event requiring adjustment.

(ii)           If during the time that principal or interest is owed on the Term Loan, the Company issues or sells Additional Shares of Common Stock (as defined below) other than pursuant to clause (i) above for a price (the “Effective Price”) less than the then effective Conversion Price, then and in each such case, the then existing Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to such Effective Price.  “Additional Shares of Common Stock” shall mean all shares of Common Stock, or options, warrants or other rights to acquire Common Stock, issued by the Company, other than (i) options, warrants or shares of Common Stock issued to employees, directors and consultants as a part of an equity incentive plan or agreement approved by the Company’s Board of Directors, (ii) shares of Common Stock issued as a consideration for a merger, acquisition or other business combination approved by the Company’s Board of Directors, (iii) options, warrants or shares issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Company’s Board of Directors; and (iv) shares issued upon the exercise of an option, warrant or other right to acquire Common Stock pursuant to which an adjustment of the Conversion Price under this Section 4.4(e) has already been made.

5	SECURITY.

5.1 Personal Property.  As security for the full and timely payment and performance of all Lender Indebtedness, Borrower hereby grants to Lender a security interest in all existing and after-acquired property of Borrower of any nature including, without limitation:

(a) All present and future accounts, contract rights, chattel paper, instruments and documents and all other rights to the payment of money whether or not yet earned, for services rendered or goods sold, consigned, leased or furnished by Borrower or otherwise, together with (i) all goods (including any returned, rejected, repossessed or consigned goods), the sale, consignment, lease or other furnishing of which shall be given or may give rise to any of the foregoing, (ii) all of Borrower's rights as a consignor, consignee, unpaid vendor or other lien or in connection therewith, including stoppage in transit, set-off, detinue, replevin and reclamation, (iii) all general intangibles related thereto, (iv) all guaranties, mortgages, security interests, assignments, and other encumbrances on real or personal property, leases and other agreements or property securing or relating to any accounts, (v) choses-in-action, claims and judgments, and (vi) any returned or unearned premiums, which may be due upon cancellation of any insurance policies.

(b) All present and future inventory of Borrower (including but not limited to goods held for sale or lease or furnished or to be furnished under contracts for service, raw materials, work-in-process, finished goods and goods used or consumed in Borrower's business) whether owned, consigned or held on consignment, together with all merchandise, component materials, supplies, packing, packaging and shipping materials, and all returned, rejected or repossessed goods sold, consigned, leased or otherwise furnished by such Borrower and all embedded software related thereto.

(c) All present and future general intangibles (including but not limited to payment intangibles, tax refunds and rebates, manufacturing and processing rights, designs, patents, patent rights and applications therefor, trademarks and registration or applications therefor, trade names, brand names, logos, inventions, copyrights and all applications and registrations therefor), licenses, permits, approvals, software and computer programs, license rights, royalties, trade secrets, methods, processes, know-how, formulas, drawings, specifications, descriptions, label designs, plans, blueprints, patterns and all memoranda, notes and records with respect to any research and development.

(d) All present and future machinery, equipment, furniture, fixtures, motor vehicles, tools, dies, jigs, molds and other articles of tangible personal property of every type together with all parts, substitutions, accretions, accessions, attachments, accessories, additions, components and replacements thereof, and all manuals of operation, maintenance or repair, and all embedded software related thereto.

(e) All present and future general ledger sheets, files, books and records, customer lists, books of account, invoices, bills, certificates or documents of ownership, bills of sale, business papers, correspondence, credit files, tapes, cards, computer runs and all other data and data storage systems whether in the possession of Borrower or any service bureau.

(f) All present and future letter of credit rights and supporting obligations, including without limitation, all letters of credit and letter of credit rights now existing or hereafter issued naming Borrower as a beneficiary or assigned to Borrower, including the right to receive payment thereunder, and all documents and records associated therewith.

(g) All present and future financial assets and investment property of Borrower.

(h) All funds, instruments, documents, policies and evidence and certificates of insurance and rights thereunder, securities, chattel paper and other assets of Borrower or in which Borrower has an interest and all proceeds thereof, now or at any time hereafter on deposit with or in the possession or control of Lender or owing by Lender to Borrower or in transit by mail or carrier to Lender or in the possession of any other Person acting on Lender's behalf, without regard to whether Lender received the same in pledge, for safekeeping, as agent for collection or otherwise, or whether Lender has conditionally released the same, and in all assets of Borrower in which Lender now has or may at any time hereafter obtain a lien, mortgage, or security interest for any reason.

(i) All products and proceeds of each of the items described in the foregoing subparagraphs (a)-(i) and all supporting obligations related thereto.

5.2 Real Property.  As further security for the Lender Indebtedness, the Company shall grant to Lender a mortgage lien encumbering the Mortgaged Property, subject and junior to any liens thereon granted by the Company to Santander or any other institutional lender providing financing or refinancing to the Company secured by the Mortgaged Property.  In the event of any refinancing of the Mortgaged Property, Lender will execute such subordination of mortgage, as reasonably requested by the new lender, bearing like tenor to and no less favorable to such new lender than the Santander Subordination Agreement.

5.3 General.

(a)           The collateral described above in Sections 5.1 and 5.2 is collectively referred to herein as the “Collateral”.  The above-described security interests, assignments and liens shall not be rendered void by the fact that no Lender Indebtedness exists as of any particular date, but shall continue in full force and effect until the Lender Indebtedness has been repaid or converted into Common Stock.  Lender has no agreement or commitment outstanding pursuant to which Lender may extend credit to or on behalf of Borrower and Lender has executed termination statements or releases with respect thereto.
(b)           Borrower hereby irrevocably authorizes Lender at any time and from time to time to file UCC financing statements with respect to the Collateral, naming Borrower as debtor, and agrees to provide Lender promptly with any information requested by Lender in connection with any such financing statements.

(c)           Borrower shall furnish to Lender from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Lender may reasonably request, all in reasonable detail.  Borrower shall promptly execute and deliver to Lender any instruments and documents, and shall promptly take such further action, as the Lender may reasonably request to obtain the benefit of the security interests granted by this Section 5.

6	REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants as follows:

6.1 Borrower Representations and Warranties.  Borrower represents and warrants as follows:

(a)           Valid Organization, Good Standing and Qualification.  Borrower is duly formed, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver and comply with the Loan Documents and to carry on its business as it is now being conducted.

(b)           Due Authorization; No Legal Restrictions.  The execution and delivery by Borrower of the Loan Documents, the consummation of the transactions contemplated by the Loan Documents and the fulfillment and compliance with the respective terms, conditions and provisions of the Loan Documents:  (a) have been duly authorized by all requisite corporate action of Borrower, (b) will not conflict with or result in a breach of, or constitute a default (or might, upon the passage of time or the giving of notice or both, constitute a default) under, any of the terms, conditions or provisions of any applicable statute, law, rule, regulation or ordinance, or Borrower's organizational documents or any indenture, mortgage, loan, credit agreement or other document or instrument to which Borrower is a party or by which Borrower may be bound or affected, or any judgment or order of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and (c) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower under the terms or provisions of any such agreement or instrument, except liens in favor of Lender.

(c)           Enforceability.  The Loan Documents have been duly executed by Borrower and delivered to Lender and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their terms, except as enforceability may be limited by any bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles affecting creditors' rights generally.

(d)           Governmental Consents.  No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Borrower is required in connection with the execution, delivery or performance by Borrower of the Loan Documents or the consummation of the transactions contemplated thereby.

(e)           Title to Collateral.  The Collateral is and will be owned by Borrower free and clear of all liens and other encumbrances of any kind (including liens or other encumbrances upon properties acquired or to be acquired under conditional sales agreements or other title retention devices), excepting only liens in favor of the Lender and those liens and encumbrances permitted under Section 7.4 below.  Borrower will defend the Collateral against any claims of all persons or entities other than the Lender or such other permitted lienholders as are set forth in Section 7.4.

6.2 Lender Representations and Warranties.  Lender represents and warrants as follows:

(a)           Qualification; No Legal Restrictions.  Lender and has full power and authority to execute, deliver and comply with the Loan Documents.  The execution and delivery by Lender of the Loan Documents, the consummation of the transactions contemplated by the Loan Documents and the fulfillment and compliance with the respective terms, conditions and provisions of the Loan Documents will not conflict with or result in a breach of, or constitute a default (or might, upon the passage of time or the giving of notice or both, constitute a default) under, any of the terms, conditions or provisions of any applicable statute, law, rule, regulation or ordinance, or any indenture, mortgage, loan, credit agreement or other document or instrument to which Lender is a party or by which Lender may be bound or affected, or any judgment or order of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

(b)           Enforceability.  The Loan Documents have been duly executed by Lender and delivered to Borrower and constitute legal, valid and binding obligations of Lender, enforceable in accordance with their terms, except as enforceability may be limited by any bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles affecting creditors' rights generally.

(c)           Governmental Consents.  No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Lender is required in connection with the execution, delivery or performance by Lender of the Loan Documents or the consummation of the transactions contemplated thereby.

7	GENERAL COVENANTS. Borrower will comply with the following:

7.1 Maintenance of Borrower’s Existence.  Borrower shall keep in full force and effect: (a) its legal existence in good standing under the law of its jurisdiction of organization and (b) its qualification to do business in each jurisdiction in which such qualification is required.

7.2 Restrictions on Indebtedness.  Borrower shall not, without the prior written consent of the Lender, incur any indebtedness for borrowed money except for (a) Senior Indebtedness and (b) Lender Indebtedness and (c) trade indebtedness incurred in the ordinary course of business.

7.3 Defaults.  Borrower shall promptly notify Lender of any event of default under any document related to Senior Indebtedness, or any event or condition which with the passage of time or the giving of notice would become such an event of default.

7.4 Removal of Collateral.  Except with the prior written consent of Lender, Borrower shall not (i) remove any of the Collateral from the location specified above other than in the ordinary course of business or (ii) change its name or its jurisdiction of incorporation, relocate its principal place of business or reincorporate or reorganize itself.

7.5 Maintenance of Collateral.  Borrower shall keep the Collateral in good order and repair, not waste any Collateral, not use any Collateral in violation of law or any policy of insurance, comply in all material respects with its obligations with respect to the Collateral, and make the Collateral available for inspection by Lender (or its agents, attorneys or accountants) at all reasonable times.

8 CONDITIONS TO ADVANCES.  Advances shall be conditioned upon the following conditions and each request by Borrower for an Advance shall constitute a representation by Borrower to Lender that each condition has been met or satisfied:

8.1 Representations and Warranties.  All representations and warranties of Borrower contained herein or in any other Loan Document shall be true at and as of the date of such Advance as if made on such date, and each request for an Advance shall constitute reaffirmation by Borrower that such representations and warranties are then true.

8.2 No Default.  No condition or event shall exist or have occurred at or as of the date of such Advance which would constitute a Default or Event of Default hereunder.

8.3 Other Requirements.  Lender shall have received all certificates, authorizations, affidavits, schedules and other documents which are provided for hereunder or under the Loan Documents, or which Lender may reasonably request.

9	DEFAULT AND REMEDIES.

9.1 Events of Default.  The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(a) The failure of Borrower to pay any amount of principal, interest or any other amount payable hereunder, or any other Lender Indebtedness on the date on which such payment is due, whether at the stated maturity or due date thereof, or by reason of any requirement for the prepayment thereof, by acceleration or otherwise, and such failure continues unremedied for a period of ten (10) days after the date such payment is first due;

(b) The failure of Borrower to duly perform or observe any obligation, covenant or agreement on its part contained herein or in any other Loan Document not otherwise specifically constituting an Event of Default under this Section 9.1 and such failure continues unremedied for a period of thirty (30) days after notice from Lender to Borrower of the existence of such failure;

(c) The failure of Borrower to pay any Indebtedness for borrowed money due to any third Person or the existence of any other event of default under any loan, security agreement, mortgage or other agreement pertaining thereto binding Borrower, after the expiration of any notice and/or grace periods permitted in such documents;

(d) The adjudication of Borrower as a bankrupt or insolvent, or the entry of an order appointing a receiver or trustee for Borrower or any of its respective property or approving a petition seeking reorganization or other similar relief under the bankruptcy or other similar laws of the United States or any state or any other competent jurisdiction;

(e) A proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law is filed by or against (unless dismissed within thirty (30) days and provided that Lender shall have no obligation to make Advances during such thirty (30) day period Borrower, or Borrower makes an assignment for the benefit of creditors, or Borrower  takes any action to authorize any of the foregoing;

(f) The suspension of the operation of Borrower's present business, Borrower becoming unable to meet its debts as they mature or the admission in writing by Borrower to such effect, or Borrower calling any meeting of all or any material portion of its creditors for the purpose of debt restructure;

(g) All or any part of the Collateral or the assets of Borrower are attached, seized, subjected to a writ or distress warrant, or levied upon, or come within the possession or control of any receiver, trustee, custodian or assignee for the benefit of creditors;

(h) Any representation or warranty of Borrower in any of the Loan Documents is discovered to be untrue in any material respect or any statement, certificate or data furnished by Borrower pursuant hereto is discovered to be untrue in any material respect as of the date as of which the facts therein set forth are stated or certified;

(i) Any material uninsured damage to, or loss, theft, or destruction of, a material portion of the Collateral occurs;

(j) The loss, suspension, revocation or failure to renew any license or permit now held or hereafter acquired by Borrower, which loss, suspension, revocation or failure to renew will have a material adverse effect on the business profits, assets or financial condition of Borrower;

(k) The occurrence of an event of default under any of the other Loan Documents; or

(l) The validity or enforceability of this Agreement, or any of the Loan Documents, is contested by the Borrower or any stockholder of Borrower, or Borrower denies that it has any or any further liability or obligation hereunder or thereunder.

9.2 Remedies.  At the option of the Lender, upon the occurrence of an Event of Default, or at any time thereafter:

(a) The entire unpaid principal of the Term Loan, all other Lender Indebtedness, or any part thereof, all interest accrued thereon, all fees due hereunder and all other obligations of Borrower to Lender hereunder or under any other agreement, note or otherwise arising will become immediately due and payable without any further demand or notice;

(b) The Term Loan will immediately terminate and the Borrower will receive no further extensions of credit thereunder;

(c) Lender may enter any premises occupied by Borrower and take possession of the Collateral and any records relating thereto; and/or

(d) Lender may exercise each and every right and remedy granted to it under the Loan Documents, under the Uniform Commercial Code and under any other applicable law or at equity.

If an Event of Default occurs under Section 9.1(d) or (e), all Lender Indebtedness shall become immediately due and payable.

9.3 Sale or Other Disposition of Collateral.  The sale, lease or other disposition of the Collateral, or any part thereof, by Lender after an Event of Default may be for cash, credit or any combination thereof, and Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Lender Indebtedness then owing.  Any sales of the Collateral may be adjourned from time to time with or without notice.  The Lender may cause the Collateral to remain on Borrower's premises or otherwise or to be removed and stored at premises owned by other persons, at Borrower's expense, pending sale or other disposition of the Collateral.  Borrower, at Lender's request, shall assemble the Collateral consisting of inventory and tangible assets and make such assets available to Lender at a place to be designated by Lender.  Lender shall have the right to conduct such sales on Borrower's premises, at Borrower's expense, or elsewhere, on such occasion or occasions as Lender may see fit.  Any notice required to be given by Lender of a sale, lease or other disposition or other intended action by Lender with respect to any of the Collateral which is deposited in the United States mail, postage prepaid and duly addressed to Borrower at the address specified in Section 11.1 below, at least ten (10) business days prior to such proposed action, shall constitute fair and reasonable notice to Borrower of any such action.  The net proceeds realized by Lender upon any such sale or other disposition, after deduction for the expenses of retaking, holding, storing, transporting, preparing for sale, selling or otherwise disposing of the Collateral incurred by Lender in connection therewith and all other costs and expenses related thereto including attorney fees, shall be applied in such order as Lender, in its sole discretion, elects, toward satisfaction of the Lender Indebtedness.  Lender shall account to Borrower for any surplus realized upon such sale or other disposition, and Borrower shall remain liable for any deficiency.  The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect Lender's security interest in the Collateral.  Borrower agrees that Lender has no obligation to preserve rights to the Collateral against any other parties.  Lender is hereby granted a license or other right to use, after an Event of Default, without charge, Borrower's labels, general intangibles, intellectual property, equipment, real estate, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any inventory or other Collateral and Borrower's rights under all contracts, licenses, approvals, permits, leases and franchise agreements shall inure to Lender's benefit.  Lender shall be under no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Lender Indebtedness.

9.4 Set-Off.  Without limiting the rights of Lender under applicable law, Lender has and may exercise a right of set-off, a lien against and a security interest in all property of Borrower now or at any time in Lender's possession in any capacity whatsoever, including but not limited to any balance of any deposit, trust or agency account, or any other Lender account with Lender, as security for all Lender Indebtedness.  At any time and from time to time following the occurrence of an Event of Default, or an event which with the giving of notice or passage of time or both would constitute an Event of Default, Lender may without notice or demand, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit of Borrower against any or all of the Lender Indebtedness and the Borrower's obligations under the Loan Documents.

9.5 Delay or Omission Not Waiver.  Neither the failure nor any delay on the part of Lender to exercise any right, remedy, power or privilege under the Loan Documents upon the occurrence of any Event of Default or otherwise shall operate as a waiver thereof or impair any such right, remedy, power or privilege.  No waiver of any Event of Default shall affect any later Event of Default or shall impair any rights of Lender.  No single, partial or full exercise of any rights, remedies, powers and privileges by the Lender shall preclude further or other exercise thereof.  No course of dealing between Lender and Borrower shall operate as or be deemed to constitute a waiver of Lender's rights under the Loan Documents or affect the duties or obligations of Borrower.

9.6 Remedies Cumulative; Consents.  The rights, remedies, powers and privileges provided for herein shall not be deemed exclusive, but shall be cumulative and shall be in addition to all other rights, remedies, powers and privileges in Lender's favor at law or in equity.  Whenever Lender's consent or approval is required, such consent or approval shall be at the sole and absolute discretion of Lender.

9.7 Certain Fees, Costs, Expenses, Expenditures and Indemnification.  Borrower agrees to pay on demand all costs and expenses of Lender, including without limitation:

(a) all costs and expenses in connection with the preparation, review, negotiation, execution, delivery and administration of the Loan Documents, and the other documents to be delivered in connection therewith, or any amendments, extensions and increases to any of the foregoing (including, without limitation, attorney's fees and expenses); and

(b) all losses, costs and expenses in connection with the enforcement, protection and preservation of the Lender's rights or remedies under the Loan Documents, or any other agreement relating to any Lender Indebtedness, or in connection with legal advice relating to the rights or responsibilities of Lender (including without limitation court costs and attorney's fees).

In the event Borrower shall fail to pay taxes, insurance, assessments, costs or expenses which it is required to pay hereunder, or fails to keep the Collateral free from security interests or liens (except as expressly permitted herein), or fails to maintain or repair the Collateral as required hereby, or otherwise breaches any obligations under the Loan Documents, Lender in its discretion, may make expenditures for such purposes and the amount so expended (including attorney's fees and expenses, filing fees and other charges) shall be payable by Borrower on demand and shall constitute part of the Lender Indebtedness.

Borrower's obligations under this Section shall survive termination of this Agreement and repayment of the Lender Indebtedness.

9.8 Time is of the Essence.  Time is of the essence in Borrower's performance of its obligations under the Loan Documents.

10	SUBORDINATION.

10.1 Subordination.  Notwithstanding anything to the contrary contained in this Agreement:

(a) The Loan Documents and all of the Lender Indebtedness shall be subordinate to the Senior Indebtedness, as provided in the Subordination Agreement.  Lender agrees that upon any replacement, renewal or refinancing of Senior Indebtedness, it will enter into any new or replacement subordination documentation with respect to Senior Indebtedness as may be reasonably requested by the Company, so long as such subordination documentation is on terms substantially similar to the Subordination Agreement.  Borrower will not permit the Senior Indebtedness to exceed the Senior Indebtedness Debt Cap, without the prior written consent of Lender.

(b)           The Lender may enforce rights granted to it under this Agreement or any other Loan Document only in a manner not inconsistent with the Subordination Agreement.  Any assignee of Santander, and any commercial lender providing financing to Borrower or any Affiliate (including financing undertaken for the purpose of refinancing Senior Indebtedness), shall have the benefit of this Article 10 and of the other provisions of this Agreement.

11	COMMUNICATIONS AND NOTICES.

11.1 Communications and Notices.  All notices, requests and other communications made or given in connection with the Loan Documents shall be in writing and, unless receipt is stated herein to be required, shall be deemed to have been validly given if delivered personally to the individual or division or department to whose attention notices to a party are to be addressed, or by private carrier, or registered or certified mail, return receipt requested, or by telecopy (to the extent a telecopy number is set forth below) with the original forwarded by first-class mail, in all cases, with charges prepaid, addressed as follows, until some other address (or individual or division or department for attention) shall have been designated by notice given by one party to the other:

To Borrower:

Blonder Tongue Laboratories, Inc.
One Jake Brown Road
Old Bridge, New Jersey 088587
Attention: Eric Skolnik, Chief Financial Officer
Telecopy No.: 732 679-3259
To Lender:

Robert & Carol Pallé
21 Desai Court
Freehold, NJ 07728
Attention: Robert J. Pallé

12	WAIVERS.

12.1 Waivers.  In connection with any proceedings under the Loan Documents, including without limitation any action by Lender in replevin, foreclosure or other court process or in connection with any other action related to the Loan Documents or the transactions contemplated hereunder, Borrower waives:

(a) all errors, defects and imperfections in such proceedings;

(b) all benefits under any present or future laws exempting any property, real or personal, or any part of any proceeds thereof from attachment, levy or sale under execution, or providing for any stay of execution to be issued on any judgment recovered under any of the Loan Documents or in any replevin or foreclosure proceeding, or otherwise providing for any valuation, appraisal or exemption;

(c) presentment for payment, demand, notice of demand, notice of non-payment, protest and notice of protest of any of the Loan Documents;

(d) any requirement for bonds, security or sureties required by statute, court rule or otherwise;

(e) any demand for possession of Collateral prior to commencement of any suit; and

12.2 Forbearance.  Lender may release, compromise, forbear with respect to, waive, suspend, extend or renew any of the terms of the Loan Documents, without notice to Borrower.

13	SUBMISSION TO JURISDICTION.

13.1 Submission to Jurisdiction.  Borrower hereby consents to the exclusive jurisdiction of any state or federal court located within the State of New Jersey, and irrevocably agrees that, subject to the Lender's election, all actions or proceedings relating to the Loan Documents or the transactions contemplated hereunder shall be litigated in such courts, and Borrower waives any objection which it may have based on lack of personal jurisdiction, improper venue or forum non conveniens to the conduct of any proceeding in any such court and waives personal service of any and all process upon it, and consents that all such service of process be made by mail or messenger directed to it at the address set forth in Section 11.1.  Nothing contained in this Section 13.1 shall affect the right of Lender to serve legal process in any other manner permitted by law or affect the right of Lender to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction.

14	MISCELLANEOUS.

14.1 Survival.  All covenants, agreements, representations and warranties made by Borrower in the Loan Documents or made by or on its behalf in connection with the transactions contemplated herein shall be true at all times this Agreement is in effect and shall survive the execution and delivery of the Loan Documents, any investigation at any time made by Lender or on its behalf and the making by Lender of the loans or advances to Borrower.  All statements contained in any certificate, statement or other document delivered by or on behalf of Borrower pursuant hereto or in connection with the transactions contemplated hereunder shall be deemed representations and warranties by Borrower.

14.2 No Assignment.  Borrower may not assign any of its rights or obligations hereunder without the prior written consent of the Lender, and any such assignment without consent shall be void and of no force or effect.  Lender may assign its rights and obligations hereunder in its discretion.

14.3 Binding Effect.  This Agreement and all rights and powers granted hereby will bind and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

14.4 Severability.  The provisions of this Agreement and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

14.5 No Third Party Beneficiaries.  The rights and benefits of this Agreement and the Loan Documents shall not inure to the benefit of any third party.

14.6 Modifications.  No modification of this Agreement or any of the Loan Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

14.7 Business Day Convention.  If the day provided herein for the payment of any amount or the taking of any action falls on a Saturday, Sunday or public holiday at the place for payment or action, then the due date for such payment or action will be the next succeeding Business Day.

14.8 Law Governing.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to conflict of law principles.

14.9 Integration.  The Loan Documents shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender's rights, powers, remedies and security.  The Loan Documents contain the entire understanding of the parties thereto with respect to the matters contained therein and supersede all prior agreements and understandings between the parties with respect to the subject matter thereof and do not require parol or extrinsic evidence in order to reflect the intent of the parties.  In the event of any inconsistency between the terms of this Agreement and the terms of the other Loan Documents, the terms of this Agreement shall prevail.

14.10 Headings.  The headings of the Articles, Sections, paragraphs and clauses of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

14.11 Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

14.12 Waiver of Right to Trial by Jury.  BORROWER AND LENDER WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER ANY OF THE LOAN DOCUMENTS OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF BORROWER OR LENDER WITH RESPECT TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.  BORROWER AND LENDER AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF BORROWER AND LENDER TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  BORROWER ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS SECTION, THAT IT FULLY UNDERSTANDS ITS TERMS, CONTENT AND EFFECT, AND THAT IT VOLUNTARILY AND KNOWINGLY AGREES TO THE TERMS OF THIS SECTION.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BLONDER TONGUE LABORATORIES, INC.

By:
Name:
Title:

R.L. DRAKE HOLDINGS, LLC

By:
Name:
Title:

ROBERT J. PALLÉ

CAROL M. PALLÉ